Exhibit 11.1

Galapagos Dealing Code

This Dealing Code has last been updated on 5 May 2023 pursuant to the power of attorney granted to the General Counsel of Galapagos NV by the Board of Directors of Galapagos NV of 9 December 2022.

1Introduction

Galapagos NV is a publicly listed limited liability company (“naamloze vennootschap”/”société anonyme”), organized under the laws of Belgium, having its office at Generaal De Wittelaan L11 A3, 2800 Mechelen, Belgium and registered with the Register of Legal Entities (Antwerp, division Mechelen) under number 0466.460.429.

This Dealing Code describes the policy of Galapagos regarding transactions in Galapagos Securities by Staff Members.

The purpose of this Dealing Code is to ensure that Staff Members, as well as any persons connected with them, do not abuse nor place themselves under suspicion of abusing inside information they may have or may be thought to have, and to ensure that they refrain from market manipulation.

Failure to comply with this Dealing Code is a serious disciplinary matter, and insider trading and market manipulation are crimes. Non-compliance can not only result in breach of a contractual relationship with Galapagos, but also can result in criminal and/or administrative penalties and civil liability.

This Dealing Code is applicable to Staff Members, being any person employed by Galapagos NV or by any of its subsidiaries or affiliates, as well as to any person in any other type of employ of Galapagos NV or any of its subsidiaries or affiliates, and including the members of the Executive Committee and Board of Directors of Galapagos NV and of any other executive body of Galapagos NV or of any of its subsidiaries or affiliates (and - if any such person would be a legal entity – including the individual acting as its permanent representative). The restrictions set forth in this Dealing Code also apply to Family Members as defined below. Staff Members are responsible for ensuring compliance with this Dealing Code by Family Members.

2Definitions

As used above and hereafter, the following words and all derivative forms and expressions shall have the following meanings:

Board of Directors	:	the board of directors of the Company;
Closed Period	:	has the meaning ascribed thereto in section 3.7;
Company	:	the limited liability company Galapagos NV with office at Generaal De Wittelaan L11 A3, 2800 Mechelen, Belgium;
Execute a Transaction	:

to directly or indirectly and for one’s own account or for the account of others, buy or sell Galapagos Securities or effect any other legal act aimed at acquiring, or disposing of, Galapagos Securities (such as accepting subscription rights, accepting restricted stock units, exchanging or donating securities; buying or writing options on securities; exercising subscription rights or options on securities, conversion of convertible bonds) or which would result in any change whatsoever to the holding of any interest, direct or indirect, in Galapagos Securities, including cancelling or amending a previously placed order concerning Galapagos Securities. “Transaction” shall mean any of the transactions mentioned in the previous sentence;

Executive Committee	:	the executive committee of the Company;
Family Member	:

includes a spouse or a partner considered to be equivalent to a spouse in accordance with national law, a dependent child in accordance with national law, any other relative who has, on the date the Transaction is Executed, shared a common household with the Staff Member for at least one year, any trust in which the Staff Member or any such family members are trustees or beneficiaries, any investment fund, trust, retirement plan, partnership, corporation or other entity over which the Staff Member or any such family members has the ability to influence or direct investment decisions concerning securities, and any company over which any of them have control or more than 20% of the equity or voting rights in a general meeting (this does not apply to employee share or pension schemes where they are a beneficiary rather than a trustee);

Financial Markets Authority	:

the Belgian Financial Services and Markets Authority (FSMA), the Netherlands Authority for the Financial Markets (AFM), the United States Securities and Exchange Commission (SEC) or any other governmental authority supervising the operation of the financial markets;

Galapagos	:	Galapagos NV together with each of the Group Companies;
Galapagos Securities	:

(a) ordinary shares, or depositary receipts for ordinary shares, in the capital of the Company or other securities issued by the Company, which are listed or admitted to trading on a stock exchange; and/or

(b) securities whose value is partly determined by the value of the securities referred to under (a) (e.g. subscription rights, restricted stock units, options and convertible bonds); and/or

(c) any other type of securities, debt securities, derivatives or other financial instruments linked to the aforementioned securities the Company may issue;

General Counsel	:	the person referred to in section 4 of this Code;
Group Company	:

(a) any subsidiary or affiliate of the Company;

(b) any legal entity or company in which the Company has a participating interest, if the turnover of that legal entity or company as most recently determined, constitutes at least 10% of the consolidated turnover of the Company; and

(c) any entity (if any) holding 30% or more of the Company's issued share capital;

Inside Information	:

any information of a precise nature which has not been made public, relating, directly or indirectly, to Galapagos or any Galapagos Securities and which, if made public would be likely to have a significant effect on the price or value of Galapagos Securities. A non-exhaustive list of items that constitute or may constitute Inside Information is set forth in Annex 1 hereto;

Market Manipulation	:	has the meaning ascribed thereto in section 3.5;

WWW.GLPG.COM

#PioneeringForPatients

Persons Having Executive Responsibility	:

(a) members of an executive body of the Company (e.g. members of the  Board of Directors, or members of the Executive Committee ), and – if any such member would be a legal entity – including the individual acting as its permanent representative; and

(b) those who are not a member of an executive body of the Company but who have the power to take decisions which have an effect on the future developments and prospects of the Company;

Staff Member	:

(i) any person employed by, or in any other type of employ of, the Company or any Group Company, irrespective of the duration thereof, as well as (ii) the members of the Executive Committee and Board of Directors, (iii) the members of any other executive body of the Company and of any Group Company, and (iv) if any such person or member referred to under (i), (ii) or (iii) above, would be a legal entity, including the individual acting as its permanent representative;

Trade or Trading	:	Execute a Transaction.

3General rules
3.1Prohibition to use Inside Information when Trading

Each Staff Member and Family Member is prohibited from using Inside Information when Executing a Transaction in Galapagos Securities.

Each Staff Member and Family Member should avoid placing himself or herself under suspicion of abusing Inside Information he or she may have or may be thought to have. It is prohibited to Execute a Transaction if such Transaction gives third parties the impression that Inside Information has been used. Staff Members and Family Members should be aware that Executing a Transaction of short-term nature (e.g. purchasing Galapagos Securities with the intent to sell within a short period to time) could, depending on the circumstances, give the impression that Inside Information was used.

3.2Prohibition to communicate Inside Information

Each Staff Member and Family Member is prohibited from communicating Inside Information to a third party, except when disclosing Inside Information is required in the normal performance of his or her profession or function.

3.3Prohibition to tip off

Each Staff Member and Family Member is prohibited from disclosing Inside Information to anyone else who might then trade, or recommending to anyone that they purchase or sell Galapagos Securities, or recommending the Execution of Transactions in Galapagos Securities to a third party or from having a third party Execute a Transaction (or inducing a third party to do so), if he or she has information that is Inside Information or information which he or she should reasonably suspect to be Inside Information.

3.4Prohibition to give advice

Each Staff Member and Family Member is prohibited from giving trading advice of any kind pertaining to Galapagos except that, when appropriate, the Staff Member or Family Member should advise others not to Execute a Transaction if doing so might violate applicable laws or this Dealing Code.

WWW.GLPG.COM

#PioneeringForPatients

3.5Prohibition on Market Manipulation

Each Staff Member and Family Member shall refrain from engaging in Market Manipulation. In addition, he or she will refrain from participating in any arrangements in Market Manipulation. Moreover, he or she will not entice other persons to engage in Market Manipulation.

“Market Manipulation” means

(a)

Transactions that are based on information which is not generally available to those in the market, but which would be, or would be likely to be, regarded as relevant when deciding the terms on which transactions should be effected or behavior which is likely to be regarded by a regular user of the market as a failure on the part of the person concerned to observe the standard of behavior reasonably expected of a person in his or her position in relation to the market;

(b)

Transaction(s), order(s) to trade or any other behavior(s) that give, or are likely to give, false or misleading signals as to the supply of, demand for, or price of financial instruments; or that secure, or are likely to secure, by a person or persons acting in concert, the price of one or several financial instruments at an abnormal or artificial level. This definition does not apply when the person who entered into the Transaction or issued the orders to trade establishes that his or her reasons for doing so are legitimate and that these Transactions or orders to trade conform to accepted market practices on the regulated market concerned;

(c)	Transaction(s) or order(s) to trade which employ fictitious devices or any other form of deception or contrivance; and
(d)

dissemination of information through media, including the internet, or by any other means, which gives false or misleading signals as to financial instruments, including the dissemination of rumors and false or misleading news, where the person who made the dissemination knew, or ought to have known that the information was false or misleading.

Further, the Company is committed to preventing inadvertent disclosures of Inside Information, preventing unwitting participation in internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Dealing Code prohibits any Staff Member and Family Member from discussing material, nonpublic information about the Company with anyone, including other Staff Members, except as required in the performance of the Staff Member’s duties. The Staff Member and Family Member should not under any circumstances provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or stockholder, even if he or she is contacted directly by such persons, without express prior authorization from the General Counsel.

3.6Obligation to treat (price sensitive) Galapagos information with due care

Each Staff Member shall treat potential price sensitive Galapagos information with caution, including, but not limited to the following:

●	refusing to give any comment on Galapagos when requested by external parties (such as analysts, investors, the press), diverting the question to an official spokesperson;
●	using codenames for price sensitive projects;
●	using passwords to protect price sensitive information;
●	storing price sensitive information in a safe way;
●	using the word ‘confidential’ on price sensitive and confidential files and correspondence;
●	signing, when requested, a form or list when working on a price sensitive project (see section 6);

WWW.GLPG.COM

#PioneeringForPatients

●	those Staff Members with executive responsibility shall sign a form or list acknowledging that they are considered to have access to Inside Information on a permanent basis (see section 6).

3.7Prohibition to Execute a Transaction in Galapagos Securities during a Closed Period

Each Staff Member and Family Member is prohibited from Executing a Transaction in Galapagos Securities during a “Closed Period”, meaning:

(a)	each of the periods starting on:
(i)

31 January of each calendar year (or, if earlier, the 30th calendar day prior to the anticipated date of publication of the financial results of the immediately preceding financial year, as indicated in the Company’s financial calendar published on its website) and ending on the day of publication of the financial results of the immediately preceding financial year;

(ii)	7 April of each calendar year and ending on the day of publication of the financial results of the first quarter of the then-current financial year;

(iii)the 30th calendar day prior to the anticipated date of publication (as indicated in the Company’s financial calendar published on its website) of the half-year report and ending on the day of publication of the half-year financial results of the then-current financial year;

(iv)7 October of each calendar year and ending on the day of publication of the financial results of the third quarter of the then-current financial year; and

(b)

each period designated as such by or on behalf of the Board of Directors or the General Counsel which is not a period referred to in (a) and which can be considered as sensitive (because the Company is in possession of Inside Information; or it has become reasonably probable that such information will be required to be disclosed).

3.8Exercise of Subscription Rights during a Closed Period or by persons having access to Inside Information

By way of exception, a Staff Member who wishes to exercise subscription rights during a Closed Period within the meaning of section 3.7(b) or while having access to Inside Information, is able to do so, provided that the following conditions are complied with:

(a)

prior to the Company entering into such a Closed Period, the Staff Member provides the General Counsel with a document showing his or her binding and irrevocable commitment to exercise subscription rights. Such a document shall be substantially in the form attached hereto as Annex 2 and needs to contain at least:

●	a confirmation that the Staff Member does not have Inside Information;
●	number of subscription rights to be exercised;
●	timing of the planned exercise of subscription rights;
●	specific conditions of the exercise of subscription rights, including method of exercise (cash-based or cashless exercise); and
●	firm statement that the document is irrevocable and binding upon the Staff Member.
(b)

the document has to be made a reasonable time in advance, prior to the Closed Period. Without prejudice to the foregoing, Galapagos recommends to make and notify the Staff Member’s commitment at least one month prior to the intended exercise of subscription rights; and

(c)	the document needs to be sent to the General Counsel of the Company at the time it is made.

The abovementioned procedure cannot be used during a Closed Period within the meaning of section 3.7(a).

WWW.GLPG.COM

#PioneeringForPatients

Selling of shares obtained after exercise of subscription rights is considered to be a separate Transaction and follows the dealing rules as described in this Dealing Code. This means that the system of the binding commitment described above cannot be used for the subsequent sale of shares obtained from the exercise of subscription rights.

The notification requirements set forth in section 5 need to be respected for each transaction: the exercise of subscription rights, and the subsequent selling of shares. However, if both transactions follow shortly after each other, both transactions can be explained in one notification document.

4General Counsel as Corporate Compliance Officer

The Company’s General Counsel monitors the compliance with this Dealing Code and is appointed by the Board of Directors. The General Counsel will make sure that every new Staff Member is informed of this Dealing Code and that all Staff Members are informed of any changes to the Dealing Code as may be made from time to time. The General Counsel further has the tasks described in this Dealing Code. The Board of Directors also appoints a person to replace him or her during his or her absence or in the event the General Counsel would have a conflict of interest. The General Counsel may appoint, in consultation with the Board of Directors, one or more deputies, who may be established in other countries and who may, for the benefit of Staff Members in those countries, exercise such duties and powers as the General Counsel shall determine in consultation with the Board of Directors.

Each Staff Member acknowledges that the General Counsel is authorized to investigate all Transactions in Galapagos Securities Executed by him or her. The Staff Member must provide the General Counsel with all information requested in the context of these rules.

The General Counsel is entitled to report the results of the investigation to the Chairman of the Executive Committee in writing. Before reporting to the Chairman of the Executive Committee, the relevant Staff Member shall be entitled to respond to the investigation results. The Chairman of the Executive Committee shall inform the relevant Staff Member on the final outcome of the investigation.

5Notification requirements
5.1For Staff Members

If a Staff Member or a Family Member wants to Execute a Transaction, the Staff Member needs to inform the General Counsel in writing of this intended Transaction at least three (3) trading days prior to the Transaction. A template notification form is attached hereto as Annex 3. The Staff Member needs to confirm that he or she, and if relevant the Family Member, does not possess any Inside Information.

Upon receipt of such written notice, the General Counsel can formulate a negative advice on the intended Transaction. The Staff Member should treat such a negative advice as an explicit disapproval of the intended Transaction by the Company. However, should the General Counsel not formulate a negative advice (he or she does not give any advice or he or she gives clearance), this can never dismiss the Staff Member and, if relevant the Family Member, of his or her responsibility to comply with all applicable laws and the provisions of this Dealing Code.

The Staff Member shall inform the General Counsel in writing within one business day after the Transaction has been Executed and provide information with regard to the kind of Transaction (e.g. buying, selling), the date of the Transaction, the number of Galapagos Securities Traded and the price at which they have been Traded. A template notification form is attached hereto as Annex 4.

If the General Counsel wants to execute a Transaction, the General Counsel shall inform the Company’s Chief Financial Officer and comply with the above provisions mutatis mutandis.

By way of exception:

(i)

the acceptance of subscription rights or restricted stock units offered by the Company to a Staff Member shall be notified to the Company in accordance with the rules set forth in the relevant subscription right plan or the relevant restricted stock units plan; and

WWW.GLPG.COM

#PioneeringForPatients

(ii)	the exercise of subscription rights by Staff Members shall be notified to the Company in accordance with the rules set forth in the relevant subscription right exercise form.
5.2For Persons Having Executive Responsibility

In addition to the notification requirements set forth above in section 5.1, Persons Having Executive Responsibility must notify the General Counsel and the competent Financial Markets Authority in accordance with the applicable legal requirements when they or their Family Members, either directly or through a third party acting on their behalf (including where discretionary powers are exercised by such third party, e.g. a wealth manager with discretionary mandate):

(i)	Execute a Transaction;
(ii)	pledge, borrow or lend any Galapagos Securities;

(iii)make or receive a gift or donation, or receive an inheritance, that includes Galapagos Securities; or

(iv)invest in, or divest from, an investment funds, index-related product or basket, if the person making the investment/divestment knows or ought to know that Galapagos Securities represent at least 20% of the composition of such index-related product, basket or investment funds’ assets. For clarity, this notification requirement applies even if the investment fund is managed by an investment manager with discretionary investment authority.

Persons Having Executive Responsibility must notify their Family Members in writing of the applicable notification requirements.

Assistance for notifying the competent Financial Markets Authority can be requested from the General Counsel. Exemptions to the statutory notification requirements may apply; the General Counsel will assist the Staff Member in assessing whether such exemptions are available.

The Company shall maintain a list of the Persons Having Executive Responsibility and their Family Members. The Persons Having Executive Responsibility should notify the General Counsel when a person becomes or ceases to be a Family Member of such Person Having Executive Responsibility.

5.3For Violations

If a Staff Member violates this Dealing Code or any applicable rules or regulations governing insider trading, or know of any such violation by any Staff Member or Family Member, this must be reported immediately to the General Counsel, at DealingCode@glpg.com or through Galapagos’ whistleblower hotline, the details of which are available on Galapagos’ intranet. However, if the conduct in question involves the General Counsel, or if the conduct has been reported to the General Counsel and the Staff Member does not believe that he or she has dealt with it properly, or if the Staff Member feels that he or she cannot discuss the matter with the General Counsel, the matter can be raised with Galapagos’ Chief Financial Officer.

6Insider Lists

The Company draws up lists of Staff Members and other persons who act for or on behalf of the Company and who have access to Inside Information on a permanent or regular basis. The Persons Having Executive Responsibility are included in this list.

The Company draws up lists of Staff Members and other persons who have access to Inside Information on an incidental basis (e.g. in the framework of a specific project).

Staff Members shall cooperate with the Company on setting up and updating those lists.

The lists shall identify Staff Members and other persons who have access to Inside Information, the date and time on which they gained knowledge of Inside Information, the reason why they gained knowledge of Inside Information, the date on which the list has been drawn up and updated and any other information required to be included by the competent Financial Markets Authority. The list will be updated each time the reason for inclusion

WWW.GLPG.COM

#PioneeringForPatients

on the list is changed, a new person needs to be added to the list, or deletions from the list need to be made, as well as the date thereof.

The Company shall keep those lists available for a period of 5 years and will send them to any competent Financial Markets Authority upon request.

7Violations of the Dealing Code

Regulatory and stock exchange authorities investigate and are very effective at detecting insider trading. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

In addition, violation of this Dealing Code or any applicable insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Dealing Code has been violated. The Company may determine that specific conduct violates this Dealing Code, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

8Other provisions

The Board of Directors shall have the power to amend this Dealing Code, adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information and to make decisions in those cases which are not covered by this Code. Notice of any such change will be delivered to Staff Members by regular or electronic mail (or other delivery option used by the Company) by the Company. Staff Members will be deemed to have received, be bound by and agree to revisions of this Dealing Code when such revisions have been delivered to the Staff Member, unless the Staff Member objects to any revision in a written statement received by the General Counsel (DealingCode@glpg.com), within two (2) business days of such delivery.

The provisions of this Dealing Code shall remain applicable to all Staff Members and Family Members, continue whenever and for as long as they know, or are in possession, of Inside Information.

Any questions related to this Dealing Code should be addressed to the General Counsel.

Failure to comply with this Dealing Code could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of the employment or service relationship with Galapagos.

WWW.GLPG.COM

#PioneeringForPatients

Annex 1

Potential Inside Information

(non-exhaustive list)

●	Projections of future earnings or losses, or other earnings guidance;
●	Earnings or revenue that are inconsistent with the consensus expectations of the investment community;
●	Potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
●	Pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
●	Results (including interim results) of clinical trials;
●	Regulatory updates, including updates concerning the Company’s interactions with regulators concerning clinical trials;
●	Changes in members of the Executive Committee or Board of Directors;
●	Actual or threatened litigation or governmental investigations or major developments in such matters;
●	Developments regarding products, orders, contracts or financing sources;
●	Changes in dividend policy, declarations of stock splits, or public or private sales of additional securities; or
●	Potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies.

Note that an intermediate step in a protracted process shall be deemed to be inside information if, by itself, it satisfies the criteria of Inside Information, as defined herein.

WWW.GLPG.COM

#PioneeringForPatients

Annex 2

EXAMPLE

- TO BE AMENDED AS APPROPRIATE -

Galapagos NV

Attn. General Counsel

Generaal de Wittelaan L11 A3

2800 Mechelen

Belgium

[place], [date]

Dear _______,

I, ______________________________________ [name], _____________________________________ [title], residing at ____________ [address], hereby irrevocably undertake to exercise the following subscription rights of Galapagos NV at the following conditions:

I will exercise ___________ [number] subscription rights by way of a ___________________________ [cash or cashless1] exercise.

I will exercise these subscription rights during the window of __________ [Q1/Q2/Q3/Q4] of __________ [year].

[Conditions of exercise, e.g.: Notwithstanding the foregoing, I shall however not be obliged to exercise subscription rights if the price of the Galapagos share as quoted on Euronext Amsterdam (closing price or trading price during any day) would, at any point during the relevant exercise window, be lower than ____ Euro.]

I hereby expressly confirm that the commitment made in this document is irrevocable and fully binding upon me.

I hereby expressly confirm that I do not have Inside Information (as defined in the Galapagos Dealing Code).

Best regards,

[name]

[function]Received by Galapagos:

[signature]

[date][name]

[date]

1 If I have opted for a cashless exercise and no cashless exercise facility is made available during said window, I shall not exercise said subscription rights.

WWW.GLPG.COM

#PioneeringForPatients

Annex 3

Galapagos NV

Attn. General Counsel

Generaal de Wittelaan L11 A3

2800 Mechelen

Belgium

[place], [date]

Concerning: Information regarding dealing

Pursuant to the Galapagos Dealing Code, I hereby inform you of my intention to deal before (date) _____________________ in financial instruments of Galapagos NV, as follows:

Nature of transaction (sale, buy,…)	Type of financial instrument (shares, ADSs, options, …), intended quantity, and place of transaction (Euronext Brussels, Euronext Amsterdam, NASDAQ)	Capacity in which dealing takes place (own behalf, for connected persons)

I confirm to the best of my knowledge that I am not aware of any inside information which may affect the decision as to whether the transaction should be permitted or not.

Regards,

[name]

[function]

[signature]

[date]

WWW.GLPG.COM

#PioneeringForPatients

Annex 4

Galapagos NV

Attn. General Counsel

Generaal de Wittelaan L11 A3

2800 Mechelen

Belgium

[place], [date]

Concerning: Confirmation of dealing

Pursuant to the Galapagos Dealing Code, I hereby confirm that the following transaction(s) has/have taken place:

Nature of transaction (sale, buy,…)	Type of financial instrument (shares, ADSs, options, …), quantity, and place of transaction (Euronext Brussels, Euronext Amsterdam, NASDAQ)	Price	Date	Capacity (own behalf, for connected persons)

Regards,

[name]

[function]

[signature]

[date]

WWW.GLPG.COM

#PioneeringForPatients